Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of KINS Technology Group Inc. on Form S-4 Amendment No. 2 [File No. 333-267938] of our report dated October 19, 2022 with respect to our audits of the combined carved-out financial statements of Design Reactor, Inc. and Subsidiaries as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

January 9, 2023